UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

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TAL International Group, Inc.
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TAL INTERNATIONAL GROUP, INC.
100 MANHATTANVILLE ROAD
PURCHASE, NEW YORK 10577

March 31, 2009

Dear Stockholders,

You are cordially invited to join us for our Annual Meeting of Stockholders to be held this year on April 30, 2009, at 10:00 a.m., Eastern Daylight Time, at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting. You will be asked to elect nine directors to the Board of Directors and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We will also report on matters of current interest to our stockholders.

Whether you own a few or many shares of stock, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain that you are represented by signing the accompanying proxy card and promptly returning it in the enclosed, prepaid envelope.

Sincerely,

Brian M. Sondey
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on April 30, 2009
INFORMATION ABOUT VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR COMPENSATION TABLE
THE NAMED EXECUTIVE OFFICERS
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
MISCELLANEOUS

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 30, 2009

To the Stockholders:

The Board of Directors of TAL International Group, Inc. hereby gives notice that the Annual Meeting of Stockholders of TAL International Group, Inc. will be held on April 30, 2009, at 10:00 a.m., Eastern Daylight Time, at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York (the “Annual Meeting”). The purpose of the Annual Meeting is to:

1.	Elect nine directors to the Board of Directors to serve until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.	Act on any other matters as may properly come before the stockholders at the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary.

The Board of Directors has fixed the close of business March 17, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment.

You are cordially invited to attend the Annual Meeting in person. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy. A copy of TAL International Group, Inc.’s Proxy Statement is enclosed.

By Order of the Board of Directors,

Marc Pearlin
Secretary

March 31, 2009

YOUR PROXY VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE RETURNED PROMPTLY. THEREFORE, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and 2008 Annual Report are available on our corporate website at http://ir.talinternational.com/phoenix.zhtml?c=192426&p=irol-reportsannual.

TAL INTERNATIONAL GROUP, INC.
100 Manhattanville Road
Purchase, New York 10577

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
to be held on April 30, 2009

INFORMATION ABOUT VOTING

General

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of TAL International Group, Inc. (“TAL International Group” or “us” or “we”) of proxies for use at the Annual Meeting of Stockholders to be held at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York, at 10:00 a.m., Eastern Daylight Time, on April 30, 2009, and at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the preceding Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy card are first being distributed to all stockholders entitled to vote on or about March 31, 2009.

The cost of soliciting proxies will be borne by TAL International Group, and will consist primarily of preparing and mailing the proxies and this Proxy Statement. Copies of the proxy materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of TAL International Group Common Stock, and normal handling charges may be paid for such forwarding service.

Who can vote?

Only holders of record as of the close of business March 17, 2009 (the “Record Date”) of TAL International Group’s Common Stock, par value $0.001 per share (the “Common Stock”), are entitled to vote at the Annual Meeting. On the Record Date, there were 31,719,347 shares of Common Stock outstanding.

How proposals will be voted on at the Annual Meeting?

Stockholders will vote on two proposals at the Annual Meeting:

•	the election of nine directors to serve on our Board of Directors (Proposal No. 1); and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal No. 2).

We will also consider other business that properly comes before the annual meeting.

How many votes can I cast?

You will be entitled to one vote per share of Common Stock owned by you on the Record Date.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the proposals to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed prepaid envelope. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposals, the proxyholders will vote for you on the proposals. Unless you instruct otherwise, the proxyholders will vote “FOR” the nominees proposed by our Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What if other matters come up at the Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the Annual Meeting, the proxyholders will vote your shares as they see fit.

What can I do if I change my mind after I vote my shares?

At any time before the vote at the meeting, you can revoke your proxy either by (i) giving our Secretary a written notice revoking your proxy card, (ii) signing, dating and returning to our Secretary a new proxy card bearing a later date, or (iii) attending the Annual Meeting and voting in person. Your presence at the Annual Meeting will not revoke your proxy unless you vote in person. All written notices or new proxies should be sent to our Secretary at our principal executive offices.

Can I vote in person at the Annual Meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

What are broker non-votes?

Broker non-votes are shares held in street name by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular matter. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What is a quorum?

We will hold the Annual Meeting if a quorum is present. A quorum will be present if the holders of a majority of the shares of Common Stock entitled to vote on the Record Date either sign and return their proxy cards or attend the Annual Meeting. Without a quorum, we cannot hold the meeting or transact business. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on the proposals listed on the proxy card. Abstentions and broker non-votes will also be counted as present for purposes of determining if a quorum exists.

What vote is necessary for action?

Passage of Proposal 1 (election of directors) requires, for each director, the affirmative vote of a plurality of the votes cast by the holders of the shares of our Common Stock voting in person or by proxy at the Annual Meeting. You will not be able to cumulate your votes in the election of directors. Approval of Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009) will require the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy of the Annual Meeting and entitled to vote. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted as votes cast in the tabulation of any voting results and will not affect the outcome of the vote.

Who pays for the proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect nine directors to serve until the 2010 annual meeting of stockholders or until their respective successors are elected and qualified. The authorized number of directors is currently ten. TAL International Group believes leaving a vacancy on the board will provide the directors with flexibility during the year to appoint an additional member to the board when and if an individual whose services would be beneficial to TAL International Group and its stockholders is identified. In the absence of instructions to the contrary, a properly signed and dated proxy will vote the shares represented by that proxy, “FOR” the election of the nine nominees named below.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of TAL International Group. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by our Board of Directors. As of the date of this proxy statement, our Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

The names of the nominees, their ages as of December 31, 2008, and certain other information about them are set forth below:

Name	Age	Position	Director Since

Malcolm P. Baker (1)	39	Director	September 2006
A. Richard Caputo, Jr. (2)(3)	43	Director	November 2004
Claude Germain (1)(3)	41	Director (A)	February 2009
Brian J. Higgins	33	Director	November 2004
John W. Jordan II (3)	61	Director	November 2004
Frederic H. Lindeberg (1)(2)	68	Director	October 2005
Brian M. Sondey	41	Chief Executive Officer, President, Director	November 2004
David W. Zalaznick (2)	54	Director	November 2004
Douglas J. Zych	37	Director	November 2004

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

(A)	Mr. Germain was appointed to the Board of Directors on February 24, 2009. Bruce R. Berkowitz resigned from the Board of Directors on February 24, 2009.

Malcolm P. Baker has served as a director of our company since September 2006. Dr. Baker is the Dwight P. Robinson, Jr. Professor in the finance unit of the Harvard University Graduate School of Business, a faculty research fellow in the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Dr. Baker has authored numerous articles and case studies on corporate finance, capital markets, and behavioral finance. He has been a frequent presenter at academic and practitioner conferences, a consultant to corporations and investment management firms, and a winner of the Brattle Prize, which is given annually by the American Finance Association. Dr. Baker holds a BA in applied mathematics and economics from Brown University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard University.

A. Richard Caputo, Jr. has served as a director of our company since November 2004. Mr. Caputo is a Partner and Managing Principal of The Jordan Company, L.P., and has been an employee of The Jordan Company, L.P. and its predecessors and affiliated entities since 1990. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Caputo has been a member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, L.P. Mr. Caputo is also a director of Universal Technical Institute, Inc. and Safety Insurance Group, Inc., as well as a number of privately held companies. Mr. Caputo received a BA in Mathematical and Business Economics from Brown University.

Claude Germain has served as a director of our company since February 2009. Mr. Germain is Executive Vice President and Chief Operating Officer for Schenker of Canada Ltd., where he is accountable for Schenker’s Canadian operations. DB Schenker is one of the largest logistics service providers in the world. Prior to joining Schenker in 2005, Mr. Germain was Chief Executive Officer and Founder of Cube Route, which was recently sold to Descartes Systems Group. He was also Chief Operating Officer and Co-Founder of Grocery Gateway Inc; President of a Texas-based third party logistics firm; and a management consultant, specializing in distribution, for The Boston Consulting Group. Mr. Germain holds an MBA from Harvard Business School and a Bachelor of Engineering Physics (Nuclear) from Queen’s University.

Brian J. Higgins has served as a director of our company since November 2004. Mr. Higgins is a Principal of The Jordan Company, L.P. and has been an employee of The Jordan Company, L.P. and its predecessor and affiliated entities since 1999. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Mr. Higgins received a BA in Economics from Williams College.

John W. Jordan II has served as a director of our company since November 2004. Mr. Jordan has been a Partner and Managing Principal of The Jordan Company, L.P., and its predecessors and affiliated entities since 1982. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Jordan has been a Managing Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund, L.P. Mr. Jordan is also a director of TTS, Inc. and Sensus Metering Systems, Inc., as well as a number of privately held companies. Mr. Jordan received a BA in Business Administration from the University of Notre Dame.

Frederic H. Lindeberg has served as a director of our company since October 2005. Mr. Lindeberg has had a consulting practice providing taxation, management and investment counsel since 1991, focusing on finance, real estate, manufacturing and retail industries. Mr. Lindeberg retired in 1991 as Partner-In-Charge of various KPMG tax offices after 24 years of service where he provided both accounting and tax counsel to various clients. Mr. Lindeberg was formerly an adjunct professor at Penn State Graduate School of Business. Mr. Lindeberg is currently a director of Safety Insurance Group, Inc. and formerly a trustee of Provident Senior Living Trust. Mr. Lindeberg received a BS in Business Administration from Drexel University and a JD from Temple University School of Law. Mr. Lindeberg is a certified public accountant.

Brian M. Sondey is our Chief Executive Officer and President and has served as a director of our company since November 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Container Corporation (“TAL International Corporation”) in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Corporation. Prior to his work with Transamerica Corporation and TAL International Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

David W. Zalaznick has served as a director of our company since November 2004. Mr. Zalaznick has been a Managing Principal of the Jordan Company, L.P., and its predecessors since 1982. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Since 2002, Mr. Zalaznick has been a Managing Member of Resolute Fund Partners, LLC, the general partner of

The Resolute Fund, L.P. and The Resolute Fund II, L.P. Mr. Zalaznick is also a director of Jordan Industries, Inc., Cequel Communications Holdings, LLC, Sensus Metering Systems, Inc., as well as a number of privately held companies. Mr. Zalaznick received a BA in Economics from Cornell University and a MBA from Columbia University.

Douglas J. Zych has served as a director of our company since November 2004. Mr. Zych is a Principal of The Jordan Company, L.P. and has been an employee of The Jordan Company, L.P. and its predecessors and affiliated entities since 1995. The Jordan Company, L.P. manages, and is an affiliate of, The Resolute Fund, L.P. Mr. Zych received a BA in Business Administration from the University of Notre Dame.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Corporate Governance and Related Matters

We currently avail ourselves of the “controlled company” exception under the New York Stock Exchange corporate governance standards, pursuant to which a company of which more than 50% of the voting power is held by a group may elect not to comply with certain New York Stock Exchange corporate governance requirements, including: (i) the requirement that a majority of our Board of Directors consist of independent directors; (ii) the requirement that the Nominating and Corporate Governance Committee be composed entirely of independent directors; and (iii) the requirement that the Compensation Committee be composed entirely of independent directors. Certain of our stockholders, which collectively beneficially owned approximately 59.33% of our Common Stock as of December 31, 2008, have entered into a shareholders agreement setting forth certain rights and restrictions relating to ownership of our securities. As a result of the provisions of this shareholders agreement, our stockholders party thereto, as a group, control a majority of our outstanding Common Stock. Accordingly, we have elected not to comply with the requirements that we have a majority of independent directors on our Board of Directors and that our Compensation Committee and our Nominating and Corporate Governance Committee be composed entirely of independent directors. We believe, however, that the current composition of our Board of Directors and the committees of our Board of Directors ensures a significant role for our independent directors. In the event that we are no longer a “controlled company,” we will be required to have a majority of independent directors on our Board of Directors and to have our Compensation Committee and our Nominating and Corporate Governance Committee be composed entirely of independent directors within one year of the date that we lose our “controlled company” status.

The Board of Directors has adopted a formal policy to assist it in determining whether a director is independent in accordance with the applicable rules of the New York Stock Exchange. The Director Independence Standards are available on our corporate website at www.talinternational.com. The Directors Independence Standards may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Director Independence Standards” on the right side of the page. Applying these standards, our Board of Directors has determined that Messrs. Baker, Germain and Lindeberg qualify as independent. The Board of Directors has adopted formal Corporate Governance Principles and Guidelines which are available on our website at www.talinternational.com. From our main web page, first click on “Investors” at the top of the page. Next click on “Corporate Governance” on the left side of the page, then on “Corporate Governance Principles and Guidelines” on the right side of the page.

Compensation of Directors

Each of our non-executive directors received in 2008 a $35,000 annual cash retainer. In addition, the Chairman of the Audit Committee, Mr. Lindeberg, received in 2008 an additional $10,000 annual cash retainer. In 2008, two of our non-executive directors were each granted 1,000 shares of restricted stock at a price of $24.69 per share. Six of our non-executive directors received cash payments of $24,690 in 2008. Additionally, in consideration for serving as a director, Mr. Baker received a grant of options in September 2006 to purchase 10,000 shares of Common Stock which are fully described in note (D) below. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings.

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation earned by our directors who are not named executive officers in 2008:

	Fees Earned	Non-Equity	Restricted
	or Paid in	Incentive Plan	Stock	Option
	Cash	Compensation	Awards	Awards		Total
Name	($)	($) (C)	($) (C)	($)		($)

Malcolm P. Baker	35,000	—	24,690	14,160	(D)	73,850
Bruce R. Berkowitz(A)	35,000	24,690	—	—		59,690
A. Richard Caputo, Jr.	35,000	24,690	—	—		59,690
Claude Germain(B)	—	—	—	—		—
Brian J. Higgins	35,000	24,690	—	—		59,690
John W. Jordan II	35,000	24,690	—	—		59,690
Frederic H. Lindeberg	45,000	—	24,690	—		69,690
David W. Zalaznick	35,000	24,690	—	—		59,690
Douglas J. Zych	35,000	24,690	—	—		59,690

(A)	Mr. Berkowitz resigned from our Board on February 24, 2009.

(B)	Mr. Germain was appointed to our Board on February 24, 2009.

(C)	In 2008, two non-executive directors were each granted 1,000 shares of restricted stock at a price of $24.69 per share. These restricted shares vested immediately, but cannot be sold until the directors leave our Board. Six of our non-executive directors received a cash payment in lieu of the restricted stock.

(D)	Mr. Baker was granted an option to purchase 10,000 shares of our common stock on September 12, 2006 at the then current market price of $23.01. Total stock option compensation cost of $56,644 as calculated under the Black-Scholes model will be recognized over the four year vesting period. $14,160 represents the 2008 stock option compensation cost for the period from 1/1/2008 — 12/31/2008.

Stock option values are based on the following assumptions:

		Expected				Black-Scholes
		Term		Risk-Free	Dividend	Fair Value
Recipient	Grant Date	(years)	Volatility	Rate	Yield	(per share)

Malcolm P. Baker	09/12/2006	6.5	28.0%	4.7%	3.5%	$5.66

Meetings and Committees of our Board of Directors

During 2008, our Board of Directors held four meetings and took action by unanimous written consent on four occasions. Eight of the directors attended 75% or more of the total number of meetings of our Board of Directors held during the period in which they were a director. One director, John W. Jordan II, attended 50% of the aggregate of the total number of meetings of our Board of Directors held during the period in which he was a director. All of the directors attended 100% of the total number of meetings held by all of the committees of our Board of Directors on which they served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee was comprised of TAL International Group’s three independent directors: Messrs. Lindeberg (Chairman), Baker and Berkowitz. The Audit Committee met four times during 2008. Our Board of Directors has determined that Mr. Lindeberg qualifies as an “audit committee financial expert” as such term has been defined by the Securities and Exchange Commission in Item 401(h)(2) of Regulation S-K. On February 24, 2009, Mr. Germain was appointed to replace Mr. Berkowitz, who resigned.

The Audit Committee is responsible for (1) selecting the independent auditor and reviewing the fees proposed by the independent auditor for the coming year and approving in advance, all audit, audit-related and tax permissible non-audit services to be performed by the independent auditors, (2) approving the overall scope of the audit, (3) discussing the annual audited financial statements, quarterly financial statements, and Forms 10-K and 10-Q, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements, with management and the independent auditor, (4) discussing earnings press releases, guidance provided to analysts and other financial information provided to the public, with management and the independent auditor, as appropriate, (5) discussing our risk assessment and risk management policies, (6) reviewing our internal system of audit, financial and disclosure controls and the results of internal audits, (7) setting hiring policies for employees or former employees of the independent auditors, (8) establishing procedures concerning the treatment of complaints and concerns regarding accounting, internal accounting controls or audit matters, (9) handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time, (10) reporting regularly to the full Board of Directors, and (11) performing the other related responsibilities that are set forth in its formal charter adopted by our Board of Directors.

The Audit Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Audit Committee” on the right side of the page. A written copy of the Audit Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Corporate Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

Compensation Committee.  The Compensation Committee is comprised of three of TAL International Group’s non-employee directors: Messrs. Caputo (Chairman), Lindeberg and Zalaznick. The Compensation Committee met two times during 2008. The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals, (2) reviewing and approving the compensation and incentive opportunities of our executive officers, (3) reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between us and our executive officers, (4) receiving periodic reports on our compensation programs as they affect all employees, (5) reviewing executive succession plans for business and staff organizations, (6) reviewing the Compensation Discussion and Analysis and approving it for inclusion in our Proxy Statement and (7) such other matters that are specifically delegated to the compensation committee by our Board of Directors from time to time.

The Compensation Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Compensation Committee” on the right side of the page. A written copy of the Compensation Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Corporate Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee was comprised of three of TAL International Group’s non-employee directors: Messrs. Jordan (Chairman), Berkowitz and Caputo. The Nominating and Corporate Governance Committee met once during 2008. The Nominating and Corporate Governance Committee’s purpose is to assist our board in identifying individuals qualified to become members of our Board of Directors, assess the effectiveness of the board and develop our corporate governance principles. The Nominating and Corporate Governance Committee is responsible for (1) identifying and recommending for election individuals who meet the criteria the board has established for board membership, (2) recommending nominees to be presented at the annual meeting of stockholders, (3) reviewing the board’s committee structure and recommending to the board the composition of each committee, (4) annually reviewing director compensation and benefits, (5) establishing a policy for considering stockholder nominees for election to our board, (6) developing and recommending a set of corporate governance guidelines and reviewing them on an annual basis and (7) developing and recommending an annual self-evaluation process of the board and its committees and overseeing such self-evaluations. On February 24, 2009, Mr. Germain was appointed to replace Mr. Berkowitz, who resigned.

The Nominating and Corporate Governance Committee acts pursuant to a formal charter, which is available on our corporate website at www.talinternational.com. The charter may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Nominating and Corporate Governance Committee” on the right side of the page. A written copy of the Nominating and Corporate Governance Committee charter may be obtained free of charge by sending a request in writing to Marc Pearlin, our Corporate Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

Executive Sessions

To promote open discussion among the non-management directors, our non-management directors meet regularly in executive session without management participation. For purposes of such executive sessions, our “non-management” directors include those directors who are not executive officers of TAL International Group. Mr. Caputo presides at such executive sessions. In addition, because some of our non-management directors are not independent, our independent directors also meet at least once per year in an executive session including only independent directors.

Interested parties, including stockholders, may communicate directly with our non-management directors by writing to the non-management directors in care of TAL International Group’s Vice President, General Counsel and Secretary at 100 Manhattanville Road, Purchase, New York 10577. Correspondence received by the Vice President, General Counsel and Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by the non-management directors.

Director Nomination Process

The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding the size and composition of our Board of Directors. The Nominating and Corporate Governance Committee reviews annually with our Board of Directors the composition of our Board of Directors as a whole and recommends, if necessary, measures to be taken so that our Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board of Directors as a whole and contains at least the minimum number of independent directors required by the New York Stock Exchange and other applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of our Board of Directors accurately reflects the needs of TAL International Group’s business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of TAL International Group and its stockholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which our Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by our Board of Directors and any core competencies or technical expertise necessary to staff committees. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at 100 Manhattanville Road, Purchase, New York 10577 not later than December 1, 2009 for the 2010 Annual Meeting and otherwise in compliance with our bylaws. Submission must include the full name, age, business address and residence address of the proposed nominee, a description of the proposed nominee’s principal occupation and business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by the proposed nominee, the name and record address of such nominating stockholder, the class or series and number of shares of TAL International Group stock that is owned beneficially or of record by such nominating stockholder, a description of all arrangements or understandings between such nominating stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, a representation that the nominating stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person(s) named in its written notice of recommendation and such other information as is required by Regulation 14A under the Exchange Act. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Code of Ethics

We have adopted the TAL International Group, Inc. Code of Ethics which applies to all officers, directors and employees. The Code of Ethics is available on our corporate website at www.talinternational.com and may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Code of Ethics / Conduct” on the right side of the page. A written copy of the Code of Ethics may be obtained free of charge by sending a request in writing to Marc Pearlin, our Corporate Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

Additionally we have adopted the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers which applies to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Chief Executive and Senior Financial Officers is available on our corporate website at www.talinternational.com and may be found on our website as follows: From our main web page, first click on “Investors” at the top of the page. Next, click on “Corporate Governance” on the left side of the page, then on “Code of Ethics for Chief Executive and Senior Financial Officers” on the right side of the page. A written copy of the Code of Ethics for Chief Executive and Senior Financial Officers may be obtained free of charge by sending a request in writing to Marc Pearlin, our Corporate Secretary at TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

If we make any substantive amendment to, or grant a waiver from, a provision of the TAL International Group, Inc. Code of Ethics or the TAL International Group, Inc. Code of Ethics for Chief Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website at www.talinternational.com.

Communications With Directors

Stockholders may communicate with our Board of Directors as a group, the non-management directors as a group or an individual director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to TAL International Group, Inc., 100 Manhattanville Road, Purchase, New York 10577.

THE NAMED EXECUTIVE OFFICERS

The following table sets forth certain information regarding our Named Executive Officers for the fiscal year ended December 31, 2008.

Name	Age	Position

Brian M. Sondey	41	Chief Executive Officer, President and Director
Chand Khan	56	Senior Vice President and Chief Financial Officer
Frederico Baptista	62	Senior Vice President, Asia Pacific
Adrian Dunner	44	Senior Vice President, Marketing and Sales
John Burns	48	Senior Vice President, Corporate Development

Brian M. Sondey is our Chief Executive Officer and President and has served as a director of our company since November, 2004. Mr. Sondey joined our former parent, Transamerica Corporation, in April 1996 as Director of Corporate Development. He then joined TAL International Corporation in November 1998 as Senior Vice President of Business Development. In September 1999, Mr. Sondey became President of TAL International Corporation. Prior to his work with Transamerica Corporation and TAL International Corporation, Mr. Sondey worked as a Management Consultant at the Boston Consulting Group and as a Mergers & Acquisitions Associate at J.P. Morgan. Mr. Sondey holds an MBA from The Stanford Graduate School of Business and a BA degree in Economics from Amherst College.

Chand Khan is our Senior Vice President and Chief Financial Officer. Mr. Khan joined TAL International Corporation in 1984. He is responsible for overseeing our accounting, compliance, reporting and administrative departments. Prior to joining TAL International Corporation, Mr. Khan was employed for eight years at Container Transport International. Mr. Khan holds an MBA from St. John’s University and a BA from Bernard Baruch College.

Frederico Baptista is our Senior Vice President, Asia Pacific. Mr. Baptista is responsible for managing operations and marketing for the Asia and Pacific area. Mr. Baptista joined TAL International Corporation in 1973 as a clerk in our Hong Kong office. While at TAL International Corporation, Mr. Baptista has held positions as General Manager, Far East (based in Hong Kong), Director, Singapore (based in Singapore) and Director, Procurement (based in Purchase, New York). Mr. Baptista graduated from St. Francis Xavier’s College and later received a Diploma in Executive Finance from the Institute of Cost and Executive Accountants.

Adrian Dunner is our Senior Vice President, Marketing and Sales. Mr. Dunner is responsible for the execution of our global marketing strategy. He also oversees our fleet operations, global logistics, chassis product line, and our used equipment sales efforts. Mr. Dunner joined TAL International Corporation in 1988 as Manager, Marketing, and has held positions as General Manager, US East Coast, and Marketing Manager located at various times in Cranford, NJ; Savannah, GA; and Jacksonville, FL. Prior to his employment with TAL International Corporation, Mr. Dunner worked as a Sales Representative for Container Transport International and as a Trade Specialist at the Center for International Trade. Mr. Dunner received a BS degree in Finance/Economics from Spring Hill University, and a MBA in Business from Jacksonville University.

John Burns is our Senior Vice President of Corporate Development. Mr. Burns is responsible for the execution of our corporate development strategy. He also oversees our Asset Finance and Tank product lines, as well as the Legal, Credit, Treasury, Investor Relations, and Procurement functions. Mr. Burns joined our former parent, Transamerica Corporation, in April 1996 as Director of Internal Audit and subsequently transferred to TAL International Corporation in April 1998 as Controller and later Vice President and Chief Financial Officer. Prior to joining Transamerica Corporation, Mr. Burns spent 10 years with Ernst & Young LLP in their financial audit practice. Mr. Burns holds a BA in Finance from the University of St. Thomas, St. Paul, Minnesota and is a certified public accountant.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of TAL International Group, Inc.’s compensation program for its named executive officers. Additional details are provided for each element of compensation in the tables and narratives which follow.

Compensation Objectives and Philosophy

TAL seeks to provide its senior executives with compensation packages that fairly reward the executives for their contributions to TAL and allow TAL to recruit and retain high quality individuals. TAL seeks to structure its compensation plans so that they are straightforward for the executives and shareholders to value and simple for the Company to administer. TAL links a portion of overall compensation to near-term and long-term measures of performance to motivate its executives and align their interests with our shareholders.

Compensation Programs

The Company’s executive compensation programs include the following elements:

•	A base salary and a package of employee benefits that are competitive with those offered to senior executives by our peers;

•	A portion of annual compensation based on individual and company performance; and

•	Share-based, long-term incentive compensation.

Roles and Responsibilities

The Compensation Committee (the “Committee”) is comprised of three of TAL International Group’s non-employee directors: A. Richard Caputo, Jr. (Chairman), Frederic H. Lindeberg and David W. Zalaznick. In accordance with its written charter, the Committee is responsible for establishing and overseeing the Company’s compensation and benefit philosophies, plans and practices, including its executive annual base salary compensation, annual incentive compensation plan and equity-based compensation plan.

Compensation for the CEO and all senior executives is established by the Committee. The Committee has the authority under its charter to retain compensation consultants to assist it in setting executive compensation.

In establishing annual executive compensation, the Committee utilizes the following:

•	Executive compensation history;

•	Comparable company compensation; and

•	Executive and company performance relative to established targets.

Benchmarking

During 2008, the Committee was presented with a Company prepared review of the named executive officers’ compensation, with benchmarking against compensation practices of a Company identified peer group. This review supplemented a 2006 formal compensation benchmark analysis completed by Compensia, a compensation consultant, that reviewed the named executive officers’ compensation and performed benchmarking against compensation practices at a broad range of companies with revenue less than $500 million as well as against a group of peer companies constructed by Compensia.

The companies primarily used in the 2008 and 2006 benchmarking surveys were:

-	Aircastle Limited	-	Mobile Mini
-	Financial Federal	-	Pacer International
-	GATX	-	Textainer Group
-	Horizon Lines	-	Williams Scottsman
-	Landstar System	-	Willis Lease Finance
-	McGrath Rentcorp	-	United Rentals
-	Microfinancial

The benchmarking considered base salary, total cash compensation, and long term equity grants. In general, the benchmarking study found that TAL’s total executive compensation was in the lower end of the range indicated by comparable positions at the identified peer companies, but in the middle of the range indicated by the broader survey. The information provided was utilized in establishing executive compensation levels for 2007, 2008 and 2009.

Elements of Compensation

The Company’s compensation program consists of the following elements:

•	Base salary;

•	Annual incentive compensation;

•	Equity-based compensation; and

•	Employee benefits.

Base Salary

The Committee and senior management believe that competitive base salaries are necessary to attract and retain managerial talent. Base salaries are set at levels considered to be appropriate for the scope of the job function, the level of responsibility of the individual, the skills and qualification of the individual, and the amount of time spent in the position. Base salaries are also established to be competitive with amounts paid to employees and executive officers with comparable qualifications, experience and responsibilities at other companies.

The Company reviews the performance of each employee and the named executive officers on an annual basis. The Committee sets the salary for the Chief Executive Officer. The Chief Executive Officer makes salary recommendations to the Committee concerning the other named executive officers, and the Committee reviews the Chief Executive Officer’s recommendations and may approve or change the recommendations for the other named executive officers.

The following is a summary of the named executive officers’ base salaries:

			Increase to
	2007 Base Salary	2008 Base Salary	Base Salary

Brian M. Sondey	$500,000	$525,000	5.0%
Chand Khan	$235,000	$245,000	4.3%
Frederico Baptista	$237,115	$248,273	4.7%
Adrian Dunner	$245,000	$256,000	4.5%
John Burns	$220,000	$230,000	4.5%

In December 2008, the Committee increased Mr. Sondey’s salary for 2009 to $550,000, effective January 1, 2009, in recognition of Mr. Sondey’s 2008 contributions to TAL.

In December 2008, the Committee approved an increase to Mr. Khan’s salary for 2009 to $255,000, effective January 1, 2009, in recognition of Mr. Khan’s 2008 contributions to TAL.

Annual Incentive Compensation

The Committee provides for annual incentive compensation in order to tie a portion of senior executives’ compensation to our performance. Each year the Committee sets the target incentive compensation amount and the target incentive compensation range for the Chief Executive Officer. The Chief Executive Officer makes target incentive compensation recommendations to the Committee concerning the other named executive officers, and the Committee reviews the Chief Executive Officer’s recommendations and may approve or change the recommendations for the other named executive officers. Incentive compensation targets and ranges are typically expressed as a percentage of base salary. Each year the Committee also establishes the performance criteria to be used as a guideline for the incentive compensation calculation, and other terms and conditions of awards under the incentive compensation program.

For 2008, the Committee established two performance criteria to be used in calculating incentive compensation payments. The criteria included one measure for overall company financial performance, adjusted earnings per share, and one measure based on the Committee’s evaluation of the individual’s performance during the year. The two measures received equal weighting and each could range from 0%-200% of its share of the overall target level of incentive compensation.

•	Earnings Per Share (EPS) target – an annual EPS target for the Company is established by the Committee based on the Company’s approved financial plan. For 2008, the EPS target was set at $1.80 per share, while the Company reported $2.13 of actual adjusted EPS.(1)

•	Individual performance based criteria – each year the Committee reviews the individual performance of all senior executives and sets the individual performance component of the incentive compensation payment. The performance review considers the individual’s contributions to TAL’s current performance and long-term strategic objectives relative to the level expected for the individual’s position within TAL. Individual performance criteria included:

•	Operating performance of equipment fleet, including equipment utilization and average lease rates

•	Overall equipment fleet growth

•	Performance of additional financial measures such as revenue, EBITDA and operating expense ratios

(1)	Adjusted EPS is defined as Actual EPS as further adjusted for certain items which management believes are not representative of our operating performance. Adjusted EPS excludes the unrealized loss on interest rate swaps and the gain on debt extinguishment.

•	Changes in TAL’s competitive position within the container leasing industry

•	Accomplishment of long-term strategic objectives

The following table shows the 2008 target incentive compensation ranges and actual incentive compensation awards paid to our named executive officers:

	2008 Range of Incentive		2008 Target Incentive		2008 Actual Incentive
	Compensation		Compensation		Compensation
	% of Salary	$	% of Salary	$	% of Salary	$

Brian M. Sondey	0 – 120	0 – 630,000	60	315,000	113	590,625
Chand Khan	0 – 100	0 – 245,000	50	122,500	81	199,063
Frederico Baptista	0 – 100	0 – 248,273	50	124,136	81	201,101
Adrian Dunner	0 – 100	0 – 256,000	50	128,000	88	224,000
John Burns	0 – 100	0 – 230,000	50	115,000	81	186,875

Long-Term Equity Compensation

The Company utilizes long-term equity compensation to retain key employees, motivate them to achieve long-range goals and align their compensation with the growth of long-term value for our shareholders. The plan is administered by the Committee, which determines the individuals eligible to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the other terms, conditions, performance criteria and restrictions on the awards.

No stock options were granted to the named executive officers in 2008.

The following table lists the stock owned and options currently outstanding for the named executive officers as of December 31, 2008:

	Common Stock	Unexercised	Option	Option
	Owned	Stock Options	Exercise Price	Expiration Date

Brian M. Sondey	401,863	334,693	$18.00	October 11, 2015
Chand Khan	27,000	24,595	$18.00	October 11, 2015
Frederico Baptista	58,117	36,352	$18.00	October 11, 2015
Adrian Dunner	44,817	36,352	$18.00	October 11, 2015
John Burns	48,395	36,352	$18.00	October 11, 2015

Restricted Stock Grants

In December 2007, the Committee approved the issuance of 68,500 shares of restricted stock to the named executive officers and other management employees for the 2008 benefit year. Individual grants were set based on Peer Group levels and the Committee’s assessment of individual performance. The restricted stock granted in December 2007 will become fully vested on January 1, 2011. There were no other restricted stock grants issued to the named executive officers or other management employees in 2008.

The following table lists the restricted stock grants currently outstanding for the named executive officers as of December 31, 2008:

	Restricted Stock	Vest Date for Jan.	Restricted Stock	Vest Date for Dec.
	Issued Jan. 2007	2007 Grant	Issued Dec. 2007	2007 Grant

Brian M. Sondey	10,000	January 1, 2010	15,000	January 1, 2011
Chand Khan	4,000	January 1, 2010	4,000	January 1, 2011
Frederico Baptista	4,000	January 1, 2010	4,000	January 1, 2011
Adrian Dunner	4,000	January 1, 2010	4,000	January 1, 2011
John Burns	4,000	January 1, 2010	4,000	January 1, 2011

Employee Benefits

For all U.S. named executive officers, the Company provides health and welfare benefits and an employee funded tax-qualified 401(k) plan with the Company matching employee contributions up to 3% of the employee’s salary, subject to IRS regulations and Plan contribution limits. For all named executive officers outside of the United States, we offer similar health and welfare and retirement benefits consistent with local market practices. All U.S. based named executive officers also receive a car allowance. Mr. Baptista receives an annual housing allowance of $60,000 per year. Mr. Baptista’s housing allowance amount was established based on the higher cost of living Mr. Baptista incurred when he transferred to our Hong Kong office.

Deferred Compensation Plan

The Company does not offer a deferred compensation plan to its named executive officers.

Pension Plan

The Company does not offer a pension plan to its named executive officers.

Change of Control

Awards under the Company’s 2005 Management Omnibus Incentive Plan provide that the awards shall vest in the event of a Change of Control as defined in the award. Otherwise, there are no change of control agreements with our named executive officers.

Severance Plan

Upon termination of employment, the named executive officers employed in the United States may receive payments under the Company’s U.S. Severance and Separation policies which cover all U.S. employees, with payment amounts depending upon the nature of the termination and length of service. In addition, upon the termination of a named executive officer’s employment for any reason or no reason, subject to our election to continue to pay to that named executive officer his base salary for a one year period following such termination, unless such termination is for cause, the named executive officers will be restricted from competing with us for a period of one year following such termination. Our named executive officers are also prohibited from disclosing any of our confidential information.

Mr. Baptista is employed outside the United States and may receive termination payments in accordance with statutory requirements in the country where he is employed.

Employment Contract

In November 2004, we entered into an employment agreement with Mr. Sondey, whereby he agreed to serve as our Chief Executive Officer. The agreement currently provides for automatically renewing successive one-year terms subject to at least 90 days’ advance notice by either party of a decision not to renew the employment agreement. Mr. Sondey’s base salary for 2009 is $550,000 and under the terms of the employment agreement, is increased annually to reflect increases in the consumer price index and his performance. Mr. Sondey is also entitled to certain perquisites, as are all other employees, which include reimbursement of expenses, health and disability insurance and paid vacations. Mr. Sondey is entitled to severance pay if his employment is terminated by us without cause (as defined by the employment agreement), if he terminates his employment for good reason (as defined by the employment agreement) or if he dies or becomes disabled. Upon a termination without cause or for good reason, Mr. Sondey is entitled to severance pay equal to his base salary and incentive compensation for 18 months. Upon termination of Mr. Sondey’s employment for any reason or no reason, subject to our election to continue to pay to Mr. Sondey his base salary for a one year period following such termination, unless such termination is for cause, Mr. Sondey will be restricted from competing with us for a period of one year following such termination.

We do not have any employment agreements with any other named executive officers.

Tax Deductibility of Compensation

Internal Revenue Code Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the CEO as well as any of the company’s four other most highly compensated officers. Compensation awarded under a performance based plan is not subject to the $1 million limitation if the performance goals are set and certified as having been met by the company’s compensation committee and the material terms are disclosed to and approved by shareholders. For 2008 the incentive compensation awards were designed to satisfy the performance based rules of section 162(m).

For a complete summary of all named executive officers’ compensation, please see the 2008 Summary Compensation Table on page 17 of the Proxy Statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

A. Richard Caputo, Jr., Chairman
Frederic H. Lindeberg
David W. Zalaznick
.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006. The “Named Executive Officers” are the Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($) (A)	($) (B)	($) (C)	($) (D)	($)

Brian M. Sondey	2008	525,000	—	—	590,625	15,779	1,131,404
President, Chief	2007	500,000	89,352	—	417,494	14,850	1,021,696
Executive Officer, Director	2006	450,000	—	11,025	181,125	14,230	656,380
Chand Khan	2008	245,000	—	—	199,063	15,464	459,527
Senior Vice President,	2007	235,000	34,978	—	147,068	12,056	429,102
Chief Financial Officer	2006	225,000	—	810	63,788	11,472	301,070
Frederico Baptista	2008	248,273	—	—	201,101	87,059	536,433
Senior Vice President,	2007	237,115	34,978	—	144,243	85,827	502,163
Asia Pacific	2006	228,247	—	1,198	60,714	86,161	376,320
Adrian Dunner	2008	256,000	—	—	224,000	15,457	495,457
Senior Vice President,	2007	245,000	34,978	—	153,327	12,563	445,868
Marketing and Sales	2006	230,000	—	1,198	87,343	14,015	332,556
John Burns	2008	230,000	—	—	186,875	15,533	432,408
Senior Vice President,	2007	220,000	34,978	—	137,681	14,616	407,275
Corporate Development	2006	205,000	—	1,198	54,530	13,970	274,698

(A)	Stock awards compensation expense represents restricted stock awards made on January 26, 2007 (for the 2007 benefit year) and on December 13, 2007 (for the 2008 benefit year). Restricted stock awards were granted on January 26, 2007, and will fully vest on January 1, 2010. For the purpose of calculating the compensation value, we used the closing stock price on the date of the grant of $26.30. Restricted stock awards were granted on December 13, 2007, and will fully vest on January 1, 2011. For the purpose of calculating the compensation value, we used the closing stock price on the date of the grant of $22.88.

(B)	Option awards compensation expense represents a stock option modification on August 16, 2006 for previously issued stock options issued on October 11, 2005 at $18.00 per share which were fully vested as of December 30, 2005. The Board of Directors approved a modification to the stock option plans to permit participants whose employment terminates to exercise any unexercised vested options within 90 days of the date their employment terminates.

Stock option values are based on the following assumptions for all the Named Executive Officers shown in the above table:

Black-Scholes
	Expected				Incremental
	Term		Risk-Free	Dividend	Fair Value
Grant Modification Date	(years)	Volatility	Rate	Yield	(per share)

8/16/06	6.5	28.0%	4.8%	3.9%	$0.03

(C)	The Non-Equity Incentive Plan Compensation was earned under the TAL International Group, Inc. Incentive Compensation Plan.

(D)	2008 All Other Compensation consisted of the following:

			Savings Plan
	Housing		Company		Other
	Allowance		Match		Compensation(3)	Total
Name 2008	($)		($)		($)	($)

Brian M. Sondey	—		6,900		8,879	15,779
Chand Khan	—		6,900		8,564	15,464
Frederico Baptista	60,000	(1)	24,827	(2)	2,232	87,059
Adrian Dunner	—		6,900		8,557	15,457
John Burns	—		6,900		8,633	15,533

(1)	Mr. Baptista was paid an annual housing allowance of $60,000. Mr. Baptista’s housing allowance amount was agreed upon based on the higher cost of living Mr. Baptista incurred when he transferred to our Hong Kong office.

(2)	Mr. Baptista’s Savings Plan Company Match amount is consistent with the terms of the Company’s retirement plan benefits in Hong Kong.

(3)	Other compensation includes Company paid car allowances, Company paid life insurance coverage exceeding $50,000, and a one-time Company contribution to a Health Savings Account.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes certain information with respect to the Non-Equity Incentive Compensation Plan awards for the Named Executive Officers during the fiscal year ended December 31, 2008:

	2008 Range of Incentive		2008 Target Incentive		2008 Actual Incentive
	Compensation		Compensation		Compensation
	% of Salary	$	% of Salary	$	% of Salary	$

Brian M. Sondey	0 – 120	0 – 630,000	60	315,000	113	590,625
Chand Khan	0 – 100	0 – 245,000	50	122,500	81	199,063
Frederico Baptista	0 – 100	0 – 248,273	50	124,136	81	201,101
Adrian Dunner	0 – 100	0 – 256,000	50	128,000	88	224,000
John Burns	0 – 100	0 – 230,000	50	115,000	81	186,875

OPTIONS EXERCISED AND STOCK VESTED IN 2008

There were no exercises of stock options by any of the Named Executive Officers during the fiscal year ended December 31, 2008. There were no stock awards vested for any of the Named Executive Officers during the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes certain information with respect to the stock options and restricted stock awards held by each of the Named Executive Officers as of December 31, 2008:

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#) (A)	($) (B)

Brian M. Sondey	334,693	0	18.00	10/11/2015	25,000	352,500
Chand Khan	24,595	0	18.00	10/11/2015	8,000	112,800
Frederico Baptista	36,352	0	18.00	10/11/2015	8,000	112,800
Adrian Dunner	36,352	0	18.00	10/11/2015	8,000	112,800
John Burns	36,352	0	18.00	10/11/2015	8,000	112,800

(A)	Mr. Sondey’s restricted shares vest as follows: 10,000 shares on January 1, 2010 and 15,000 shares on January 1, 2011. The other named executive officers’ restricted shares vest as follows: 4,000 shares on January 1, 2010 and 4,000 shares on January 1, 2011.

(B)	The closing market price of the Company’s common stock on December 31, 2008 was $14.10.

Termination of Employment Obligations

Other than normal severance plan compensation available to all TAL International Group, Inc. employees, only Mr. Sondey, under the terms of his employment contract, is entitled to a minimum guaranteed payment of his base salary and incentive compensation for 18 months after termination of his employment contract (without cause by the Company or for good reason by Mr. Sondey), which as of December 31, 2008 would be $1,320,000. All of the named executive officers are also bound by a non-compete agreement, which states that when employment terminates, the Company may exercise the non-compete arrangement for a period of one year, with the named executive officers entitled to a payment of one year’s salary.

Description of Equity Compensation Plans

2005 Management Omnibus Incentive Plan.  We established our 2005 Management Omnibus Incentive Plan so that we and our subsidiaries could attract and retain certain employees, motivate eligible participants to achieve long-range goals and to provide incentive compensation opportunities to eligible participants that are competitive with those of similar companies. The omnibus incentive plan is administered by the compensation committee of our Board of Directors, which has the power to determine the ability of an eligible individual to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and to establish the terms, conditions, performance criteria and restrictions on the awards.

Participants.  Any of our employees, consultants, directors or any other person providing services to us or our subsidiaries, as determined by the committee, may be selected to participate in the omnibus incentive plan. We may award these individuals with one or more of the following:

•	Stock options;

•	Stock appreciation rights;

•	Restricted stock awards.

Stock options.  Stock options may be granted under our 2005 Management Omnibus Incentive Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options. The exercise price of all stock options granted under the omnibus incentive plan will be determined by the committee, except that the exercise price cannot be less than 100% of the fair market value on the date of the grant (or not less than 110% of fair market value in the case of incentive stock options granted to a participant who, immediately after such grant, owns more than 5% of the total combined voting power or value of all classes of our capital stock).

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent by tendering previously acquired shares of our Common Stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender. The committee may also allow a broker-assisted cashless exercise, exercise by the delivery of a promissory note containing terms established by the committee or exercise by any other means that it determines to be consistent with the purpose of the omnibus incentive plan and as permitted under applicable law.

No stock options were granted to the named executive officers or other management employees during 2008.

Stock Appreciation Rights (SAR).  A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the exercise price of the SAR, which shall be payable in shares of our Common Stock. The grant price in respect of a SAR shall equal the fair market value of the stock on the date of grant. The terms and conditions of any SAR will be determined by the committee at the time of the grant of award and will be reflected in the award agreement.

No stock appreciation rights were granted to the named executive officers or other management employees during 2008.

Restricted stock.  A restricted stock award is the grant of shares of our Common Stock at a price determined by the committee, and is subject to substantial risk of forfeiture until specific conditions or goals are met. Restricted stock awards are subject to such conditions, restrictions and contingencies as the committee shall determine.

In December 2007, the Compensation Committee approved the issuance of an additional 68,500 shares of restricted stock to the named executive officers and other management employees for the 2008 benefit year. The restricted stock granted in December 2007 will become fully vested on January 1, 2011. No other restricted stock was granted to the named executive officers or other management employees during 2008.

Shares reserved for issuance.  The maximum number of shares of Common Stock with respect to which awards may be granted under this omnibus incentive plan is 2,500,000.

Vesting upon a change of control.  If, while any award granted under the omnibus incentive plan remains outstanding, a change of control occurs, then all of the stock options and SARs outstanding at the time of such change of control will become immediately exercisable in full and all restrictions with respect to restricted stock awards shall lapse.

Amendment and termination.  The Board of Directors may terminate, amend or modify the omnibus incentive plan at any time; however, the approval of any affected participant must be obtained to amend or terminate the stock option plan to the extent the proposed amendment or termination would adversely affect the rights of any participant or any beneficiary of any award granted under the plan.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2008 with respect to outstanding awards and shares remaining available for issuance under TAL International Group’s existing equity compensation plans. Information is included in the table as to Common Stock that may be issued pursuant to TAL International Group’s equity compensation plans.

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in
Plan category	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by our stockholders (1)(2)(3)	739,692	$18.16	1,738,305
Equity compensation plans not approved by our stockholders	—	—	—
Totals	739,692	$18.16	1,738,305

(1)	2005 Management Omnibus Incentive Plan.

(2)	During 2008, 1,000 shares restricted stock were issued to each of two directors at a price of $24.69 per share. These shares vested immediately, but cannot be sold until the directors leave the Board.

(3)	Includes 132,000 shares of restricted stock issued in 2007 at prices ranging from $22.88 to $27.93 per share. The weighted average exercise price of the restricted shares is assumed to be zero. During 2008, 4,000 shares of restricted stock issued in 2007 became fully vested, and 1,000 shares of restricted stock issued in 2007 were cancelled.

During 2007, the Compensation Committee approved the issuance 65,000 shares of restricted stock to the named executive officers and other management employees for the 2007 benefit year (of which 1,500 shares were cancelled in 2007). This restricted stock will become fully vested on January 1, 2010.

In December 2007, the Compensation Committee approved the issuance of an additional 68,500 shares of restricted stock to the named executive officers and other management employees for the 2008 benefit year. The restricted stock granted in December 2007 will become fully vested on January 1, 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews TAL International Group’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three directors, all of which are independent directors as defined under Section 10A of the Securities Exchange Act of 1934, the SEC rules, the NYSE listing standards and our corporate governance guidelines. Each member of the Audit Committee is financially literate, as that qualification is interpreted by TAL International’s Board of Directors in its business judgment. Further Mr. Lindeberg qualifies and is designated as an “audit committee financial expert” serving on the Audit Committee as such term is defined in rules adopted by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee met four times during 2008. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of TAL International Group’s financial statements, oversight with respect to the Company’s disclosure controls and procedures and internal controls over financial reporting, the evaluation and retention of TAL International Group’s independent auditor, the performance of the Company’s internal audit, ethics and compliance functions. The Audit Committee meets regularly with the head of internal audit to review the scope of internal audit activities, the results of internal audits that have been performed, the adequacy of staffing, the annual budget and the internal audit department charter. In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss TAL International Group’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in TAL International Group’s annual report on Form 10-K, any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the Securities and Exchange Commission, and the items required to be discussed by Statement of Auditing Standards 61 for annual statements and Statement of Auditing Standards 100 for quarterly statements.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of TAL International Group’s results and the assessment of TAL International Group’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by TAL International Group in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that TAL International Group’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from TAL International Group and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to TAL International Group is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from TAL International Group and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluation of TAL International Group’s internal controls, the overall quality of TAL International Group’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards 61.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in TAL International Group’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as TAL International Group’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Audit Committee:

Frederic H. Lindeberg (Chair)
Malcolm P. Baker
Claude Germain

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has reappointed the firm of Ernst & Young LLP, an independent registered public accounting firm, as independent accountants of TAL International Group for the fiscal year ending December 31, 2009. In the event that ratification of this selection is not approved by a majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and our Board of Directors will review the Audit Committee’s future selection of an independent registered public accounting firm.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS TAL INTERNATIONAL GROUP’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Audit Fees

The following table sets forth the fees billed to or incurred by TAL International Group for professional services rendered by Ernst & Young LLP, the TAL International Group’s independent registered public accounting firm, for the years ended December 31, 2008 and 2007:

Type of Fees	2008	2007

Audit Fees	$900,000	$1,083,000
Audit – Related Fees	35,000	96,000
Tax Fees	5,000	18,000
All Other Fees	—	—

Total Fees	$940,000	$1,197,000

In accordance with the SEC’s definitions and rules, “audit fees” are fees TAL International Group incurred for professional services in connection with the audit of TAL International Group’s consolidated financial statements included in Form 10-K and the review of financial statements included in Forms 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services principally in connection with securitized debt financing and the managed equipment program audit; “tax fees” are fees for tax compliance and tax advice; and “all other fees” are fees for any services not included in the first three categories.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Ernst & Young and management are required to periodically report to the Audit Committee regarding the extent of services provided by Ernst & Young in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees set forth on the above table were pre-approved by the Audit Committee.

The independent auditors did not provide any financial information systems design and implementation services during the years ended December 31, 2008 and 2007. The Audit Committee did consider whether the provision of such services, tax services and all other services is compatible with the independent auditor’s independence.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the stockholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock on December 31, 2008:

•	each person who we know beneficially owns more than 5% of our Common Stock;

•	our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership, which is determined in accordance with the rules and regulations of the Securities and Exchange Commission, means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our Common Stock. The number of shares of our Common Stock beneficially owned by a person includes shares of Common Stock issuable with respect to options and convertible securities held by the person which are exercisable or convertible within 60 days. The percentage of our Common Stock beneficially owned by a person assumes that the person has exercised all options, and converted all convertible securities, the person holds which are exercisable or convertible within 60 days, and that no other persons exercised any of their options or converted any of their convertible securities. Except as otherwise indicated, the business address for each of the following persons is 100 Manhattanville Road, Purchase, New York 10577-2135. Except as otherwise indicated in the footnotes to the table or in cases where community property laws apply, we believe that each person identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the person. Percentage of beneficial ownership is based on 32,430,337 shares of Common Stock outstanding, together with the individual’s options to purchase shares of our Common Stock outstanding which are fully vested at December 31, 2008 and restricted stock granted and not yet vested.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number	Percent

Five Percent and Greater Stockholders (a)
The Resolute Fund, L.P. (2)	12,830,801	39.56%
Fairholme Partners, L.P. (3)	2,436,697	7.51%
Abrams Capital LLC. (4)	2,424,778	7.48%
North Run Capital, LP. (5)	1,808,205	5.58%
Edgewater Private Equity Fund IV, L.P. (6)	1,380,497	4.26%
JZ Equity Partners plc (7)	1,380,498	4.26%
Seacon Holdings Limited (8)	1,212,352	3.74%
Directors and Named Executive Officers
Brian M. Sondey (9)	761,556	2.32%
Frederico Baptista (10)	102,469	*
John Burns (11)	92,747	*
Adrian Dunner (12)	89,169	*
Chand Khan (13)	59,595	*
Malcolm P. Baker (14)	6,000	*
Bruce R. Berkowitz (15)	2,436,697	7.51%
A. Richard Caputo, Jr. (16)	0	*
Claude Germain (17)	950	*
Brian J. Higgins (18)	0	*
John W. Jordan II (19)	0	*
Frederic H. Lindeberg (20)	15,000	*
David W. Zalaznick (21)	0	*
Douglas J. Zych (22)	0	*
All directors and named executive officers as a group	3,564,183	10.83%

*	Less than 1%.

(a)	Includes owners of under 5% of our common stock who are members of a shareholders’ agreement.

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Securities Exchange Act of 1934, and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date that such person or group has the right to acquire within 60 days after such date.

(2)	Represents an aggregate of 12,830,801 shares of common stock owned by The Resolute Fund, L.P. and certain of its affiliated funds (collectively, “The Resolute Funds”). The respective ownership of the shares of common stock owned by each of The Resolute Funds are: (a) The Resolute Fund, L.P. – 11,384,766 shares of common stock; (b) The Resolute Fund Singapore PV, L.P. – 447,689 shares of common stock; (c) The Resolute Fund Netherlands PV I, L.P. – 537,227 shares of common stock; (d) The Resolute Fund Netherlands PV II, L.P. – 447,689 shares of common stock; and (e) The Resolute Fund NQP, L.P. – 13,430 shares of common stock. The Resolute Funds are managed by The Jordan Company, L.P. Resolute Fund Partners, LLC, the General Partner of The Resolute Funds, exercises investment discretion and control over the shares held by The Resolute Funds. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153. Each of Messrs. Caputo, Higgins, Jordan, Zalaznick and Zych as well as Jonathan F. Boucher, Adam E. Max and Thomas H. Quinn may be deemed to share voting and investment power over the shares owned by The Resolute Funds as a result of their position or affiliation with Resolute Fund Partners, LLC and/or The Jordan Company, L.P. Each such individual disclaims beneficial ownership of the shares owned by The Resolute Funds.

(3)	Represents an aggregate of 2,436,697 shares of common stock owned by Fairholme Partners, L.P. and certain of its affiliated funds (collectively, the “Fairholme Funds”). The respective ownership of the shares of common stock owned by each of the Fairholme Funds are: (a) Fairholme Partners, L.P. – 812,332 shares of common stock; (b) Fairholme Ventures II, LLC – 812,132 shares of common stock; and (c) Fairholme Holdings, Ltd. – 812,233 shares of common stock. The Fairholme Funds are managed by Fairholme Capital Management L.L.C. Fairholme Capital Management, L.L.C. exercises investment discretion and control over the shares held by the Fairholme Funds. The address for this beneficial owner is 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137. Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which manages the Fairholme Funds, and as such Mr. Berkowitz has voting and investment power with respect to the shares owned by the Fairholme Funds.

(4)	Represents an aggregate of 2,424,778 shares of common stock owned by Abrams Capital LLC and David Abrams. The address for this owner is 222 Berkeley Street, 22nd floor, Boston, MA 02116.

(5)	Represents an aggregate of 1,808,205 shares of common stock owned by North Run Master Fund, LP, for which North Run Capital, LP acts as investment manager. North Run Advisors, LLC is the general partner of North Run Capital, LP. North Run Advisors, LLC is also the general partner of North Run, GP, LP, the special general partner of North Run Master fund, LP. Todd B. Hammer and Thomas B. Ellis are the sole members of North Run Advisors, LLC. North Run Capital, LP, North Run GP, LP, North Run Advisors, LLC, Mr. Hammer and Mr. Ellis have shared voting and dispositive power with respect to the shares and, as the sole members of North Run Advisors, LLC, Messrs. Hammer and Ellis may direct the vote and disposition of such shares. The address for North Run Capital, LP is One International Place, Suite 2401, Boston, MA 02110.

(6)	Represents an aggregate of 1,380,497 shares of common stock owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. The respective ownership of the shares of common stock owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. are (a) Edgewater Private Equity Fund III, L.P. – 190,085 shares of common stock; and (b) Edgewater Private Equity Fund IV, L.P. – 1,190,412 shares of common stock. The address for these beneficial owners is 900 N. Michigan Ave., Suite 1800, Chicago, Illinois 60616. Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. are governed by an executive committee (the “Committee”) which has voting and investment power with respect to the shares owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P. The Committee is comprised of James A. Gordon, Gregory K. Jones and David M. Tolmie, each of whom may be deemed to share voting and investment power over the shares owned by Edgewater Private Equity Fund III, L.P. and Edgewater Private Equity Fund IV, L.P.

(7)	JZ Equity Partners plc is an investment trust listed on the London Stock Exchange. Its business is to invest, primarily in the United States, in debt and equity securities recommended by Jordan/Zalaznick Advisers, Inc., a Delaware corporation based in New York, that is its sole investment advisor. JZ Equity Partners plc is governed by a board of independent directors, comprised of Andrew Withey, John Green-Armytage, James Jordan, Michael Sorkin and Tanja Tibaldi, who have shared voting and investment power over the shares held by JZ Equity Partners plc. The address for this beneficial owner is 17(a) Curzon Street, London, W1J 5HS England.

(8)	The address for Seacon Holdings Limited is PO Box 757, Syon House, La Rue des Pallieres, St Ouen, Jersey JE4 0RH.

(9)	Mr. Sondey is our Chief Executive Officer and President and has served as a member of our board of directors since November 2004. The above chart includes 25,000 shares of restricted stock granted in 2007 and 334,693 shares of common stock underlying stock options granted to Mr. Sondey under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(10)	Mr. Baptista is our Senior Vice President, Asia Pacific. The above chart includes 8,000 shares of restricted stock granted in 2007 and 36,352 shares of common stock underlying stock options granted to Mr. Baptista under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(11)	Mr. Burns is our Senior Vice President of Corporate Development. The above chart includes 8,000 shares of restricted stock granted in 2007 and 36,352 shares of common stock underlying stock options granted to Mr. Burns under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(12)	Mr. Dunner is our Senior Vice President, Marketing and Sales. The above chart includes 8,000 shares of restricted stock granted in 2007 and 36,352 shares of common stock underlying stock options to be granted to Mr. Dunner under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(13)	Mr. Khan is our Senior Vice President and Chief Financial Officer. The above chart includes 8,000 shares of restricted stock granted in 2007 and 24,595 shares of common stock underlying stock options granted to Mr. Khan under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005.

(14)	Malcolm P. Baker is the Dwight P. Robinson, Jr. Professor in the finance unit of the Harvard University Graduate School of Business, a faculty research fellow in the corporate finance program at the National Bureau of Economic Research, and a consultant for Acadian Asset Management. Mr. Baker has served as a member of our board of directors since September 2006. The above chart includes 1,000 shares of restricted stock issued in 2008 and 5,000 vested shares of common stock underlying stock options granted to Mr. Baker in 2006 under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan. Mr. Baker’s address is Baker Library 261, Harvard Business School, Soldiers Field, Boston, MA 02163.

(15)	Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which is the managing partner of Fairholme Partners, L.P., the managing member of Fairholme Ventures II, LLC, and the investment manager to Fairholme Holdings, Ltd., and as such Mr. Berkowitz has investment and voting power with respect to the shares owned by the aforementioned entities and may be deemed a beneficial owner of the shares owned by the aforementioned entities. Mr. Berkowitz has served as a member of our board of directors since November 2004. Mr. Berkowitz’s address is Fairholme Capital Management, 4400 Biscayne Blvd., 9th Floor, Miami, FL 33137.

(16)	Mr. Caputo is a Partner and Managing Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Caputo may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Caputo disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Caputo has served as a member of our board of directors since November 2004. Mr. Caputo’s address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(17)	Mr. Germain is Executive Vice President and Chief Operating Officer for Schenker of Canada, Ltd. Mr. Germain was appointed as a director of our company on February 24, 2009. Mr. Germain’s address is 100 Manhattanville Road, Purchase, New York 10577.

(18)	Mr. Higgins is a Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Higgins may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Higgins disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Higgins has served as a member of our board of directors since November 2004. Mr. Higgins’s address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(19)	Mr. Jordan is a Partner and Managing Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Jordan may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Jordan disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Jordan has served as a member of our board of directors since November 2004. Mr. Jordan’s address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(20)	Mr. Lindeberg has a consulting practice providing taxation, management and investment counsel focusing on finance, real estate, manufacturing and retail industries. The above chart includes 1,000 shares of restricted stock issued in 2008 and 10,000 shares of common stock underlying stock options granted to Mr. Lindeberg under the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan in connection with the closing of our initial public offering in October 2005, which stock options became fully exercisable on December 30, 2005. Mr. Lindeberg has served as a member of our board of directors since October 2005. Mr. Lindeberg’s address is 100 Manhattanville Road, Purchase, New York 10577.

(21)	Mr. Zalaznick is a Partner and Managing Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Zalaznick may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Zalaznick disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Zalaznick has served as a member of our board of directors since November 2004. Mr. Zalaznick’s address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(22)	Mr. Zych is a Principal of The Jordan Company, L.P., which manages The Resolute Funds. Mr. Zych may be deemed to share voting and investment power over the shares owned by The Resolute Funds and therefore to beneficially own such shares. Mr. Zych disclaims beneficial ownership of the shares owned by The Resolute Funds. Mr. Zych has served as a member of our board of directors since November 2004. Mr. Zych’s address is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TAL International Group’s officers and directors, and holders of more than ten percent of a registered class of TAL International Group’s equity securities, to file reports of ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish TAL International Group with copies of all Section 16(a) forms they file.

Based on a review of the copies of Forms 3, 4 and 5 furnished to TAL International Group, TAL International Group believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent holders were complied within a timely manner during fiscal year 2008, except for Mr. Baker, a director, and Mr. Lindeberg, a director, who did not timely file Form 4 to report the grant of shares of restricted common stock on May 1, 2008,

Certain Relationships and Related Transactions

Tax Sharing Agreement

We have entered into a tax sharing agreement with our U.S. subsidiaries. Under the agreement, our subsidiaries consent to filing consolidated U.S. federal income tax returns with us for any taxable year for which a consolidated return can be filed and each taxable year thereafter. For each taxable year during which a subsidiary is included in a consolidated federal income tax return, each subsidiary will pay us an amount equal to its allocated federal tax liability for that taxable year and all prior years, with certain adjustments as set forth in the agreement.

Shareholders Agreement

Certain of our stockholders have entered in a shareholders agreement setting forth certain rights and restrictions relating to ownership of our securities. The shareholders agreement provides that certain of the parties thereto, which parties as of December 31, 2008, collectively beneficially own approximately 59.33% of our Common Stock (including shares issuable upon exercise of vested stock options), will vote their respective shares such that our Board of Directors will be comprised of:

•	nine directors consisting of:

•	six individuals designated by The Resolute Fund, L.P. and its affiliated funds; and

•	three independent directors designated by our Nominating and Corporate Governance Committee.

Additionally, the shareholders agreement provides that, subject to certain permitted transfers, no party thereto may transfer any shares of our Common Stock (other than any such shares acquired pursuant to open market transactions or pursuant to equity or option awards that are granted under our incentive plans either concurrently with or following the consummation of our initial public offering in October 2005) in excess of the shares of Common Stock received by such party in connection with the Preferred Share Exchange until the earlier of the fifth anniversary of the consummation of our initial public offering or such earlier time as the parties thereto shall have collectively transferred at least 90% of the aggregate number of shares of Common Stock received by all such parties in connection with the Preferred Share Exchange.

Employment Agreements

We have entered into an employment agreement with Brian M. Sondey, our Chief Executive Officer as described in “Compensation Discussion and Analysis – Employee Contract.”

Compensation Committee Interlocks and Insider Participation

The Board of Directors has established a Compensation Committee, consisting of Messrs. Caputo Jr., Lindeberg and Zalaznick. No members of the Compensation Committee are officers, employees or former officers of TAL International Group. No executive officer of TAL International Group served as a member of the compensation committee or Board of Directors of another entity (or other committee of our Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served on the compensation committee or as a director of TAL International Group.

MISCELLANEOUS

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy materials for the 2010 Annual Meeting must be received by TAL International Group no later than December 1, 2009. Such proposals should be directed to TAL International Group at its principal executive offices, 100 Manhattanville Road, Purchase New York 10577.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and 2008 Annual Report are available on our corporate website at http://ir.talinternational.com/phoenix.zhtml?c=192426&p=irol-reportsannual

Incorporation By Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Report of the Compensation Committee Report” and “Report of the Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

FORM 10-K

A COPY OF TAL INTERNATIONAL GROUP’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL STOCKHOLDERS OR STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO INVESTOR RELATIONS AT TAL INTERNATIONAL GROUP’S PRINCIPAL EXECUTIVE OFFICES.

By Order of the Board of Directors

Marc Pearlin
Secretary

March 31, 2009

Annual Meeting Proxy Card

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
01 - Brian M. Sondey	☐	☐	02 - Malcolm P. Baker	☐	☐	03 - A. Richard Caputo, Jr.	☐	☐
04 - Claude Germain	☐	☐	05 - Brian J. Higgins	☐	☐	06 - John W. Jordan II	☐	☐
07 - Frederic H. Lindeberg	☐	☐	08 - David W. Zalaznick	☐	☐	09 - Douglas J. Zych	☐	☐

		For	Against	Abstain
2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	☐	☐	☐
B.	Non-Voting Items
Change of Address – Please print new address below

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐
C.	Authorized Signatures – Sign Here – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within box	Signature 2 - Please keep signature within box

Proxy – TAL INTERNATIONAL GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009.
The undersigned hereby appoint(s) Marc A. Pearlin and Chand Khan as proxies, each with full power of substitution, to represent and vote as designated all shares of Common Stock of TAL International Group, Inc. held of record by the undersigned on March 17, 2009 at the annual meeting of stockholders of TAL International Group, Inc. to be held at the Hilton Rye Town, 699 Westchester Avenue, Rye Brook, New York at 10:00 a.m., Eastern Daylight Time, on April 30, 2009, with authority to vote upon the matters listed on this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.
SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR THE NOMINEES’’ IN ITEM 1 AND ‘‘FOR’’ ITEM 2.
PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

DIRECTIONS TO HILTON RYE TOWN:

FROM CONNECTICUT or NEW YORK VIA I-95 (NORTH OR SOUTH):

Follow signs for I-287 West (Cross Westchester Expressway). Take I-287 West to Exit 10 (Webb Avenue). At Exit 10 traffic light continue straight for 2/10 mile. At next traffic light turn right onto Rt. 120A (Westchester Avenue). Follow Westchester Avenue three more lights and then turn left into Hilton Rye Town entrance.

FROM CONNECTICUT VIA MERRITT PARKWAY:

Merritt Parkway South to Hutchinson River Parkway South. Take exit for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to Rt. 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

FROM WEST SIDE OF MANHATTAN:

West Side Highway to Henry Hudson Parkway (Route 9) North to Saw Mill River Parkway North (The Henry Hudson becomes the Saw Mill River Parkway). Follow Saw Mill River Parkway to Exit 4, Cross County Parkway East. Take exit for Hutchinson River Parkway North. Follow Hutchinson to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to Rt. 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

FROM QUEENS/LONG ISLAND – WHITESTONE & THROGS NECK BRIDGES:

Whitestone Bridge:
After bridge tolls, bear left for Hutchinson River Parkway North. Take Hutchinson River Parkway to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow Rt. 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.

Throgs Neck Bridge:
After bridge tolls, bear right for I-95 (New England Thruway). Take Exit 9, Hutchinson River Parkway North. Take Hutchinson River Parkway to Exit 26E for I-287 East (Westchester Avenue). Stay on Westchester Avenue. After second traffic light follow to Rt. 120A / Port Chester. Hilton Rye Town is at 4th traffic light on the left.